Exhibit 3.1


               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                                 ZENASCENT, INC.
                               ------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                               -------------------


IT IS HEREBY CERTIFIED that:

      1. The name of the company is Zenascent, Inc., a Delaware corporation (the "Company").

      2. The certificate of incorporation of the Company authorizes the issuance of Twenty Million (20,000,000) shares of common stock, $0.01 par value per share (the "Common Stock") and Five Million (5,000,000) shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares of Preferred Stock in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

      3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, has adopted the following resolution creating a Series B Convertible Preferred Stock which contains the rights and preferences set forth in this Certificate of
Designation:

                  RESOLVED, that up to 399,752 shares of the Five Million (5,000,000) authorized shares of Preferred Stock shall be designated Series B Convertible Preferred Stock, $0.01 par value per share, and shall possess the rights and preferences set forth in this Certificate of Designation.

      Section 1. Designation and Amount. The shares of such series shall have a par value of $0.01 per share and shall be designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the number of shares constituting the Series B Preferred Stock shall be 399,752.


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      Section 2. Rank. The Series B Preferred Stock shall rank: (i) subject to the requirements of Section 8, junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (the "Senior Securities"); (ii) prior to all of the Common Stock now or hereafter authorized and issued; (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series B Preferred Stock of whatever subdivision (collectively with the Common Stock, the "Junior Securities"); and (iv) subject to the requirements of Section 8, on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the "Parity Securities") in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

      Section 3.  Dividends.

            (a) The holders of the Series B Preferred Stock (collectively, the "Holders") shall not be entitled to receive dividends unless, within six (6) months following the date of issuance of the Series B Preferred Stock to the Holders (the "Amendment Date"), the Company has not amended its certificate of incorporation in order to authorize a sufficient number of shares of Common Stock into which all of the issued and outstanding shares of Series B Preferred Stock may be converted. In the event the Company does not make such an amendment by the Amendment Date, the Holders shall be entitled to receive cumulative dividends per share at the rate of eight percent (8%) per annum of the Per Share Liquidation Preference (as defined below), which shall accrue daily from the date of issuance of the Series B Preferred Stock, and which shall be compounded quarterly. Such dividends shall be payable by the Company (i) prior to payment of any dividend with respect to Junior Securities and shall be equal, if not greater, in amount to any such dividend on a per share basis; and (ii) on parity with any dividend with respect to the Parity Securities and at an amount equal to the dividend on a per share basis received by the holders of the Parity Securities.

            (b) Any and all dividends shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then out of the remaining assets of the Company legally available therefor (valued at the fair market value thereof on the date of payment, as determined by the Board of Directors of the Company); provided, however, that to the extent funds or assets are not legally available for the payment of any dividend, then the Company shall pay such unpaid dividends promptly as funds or assets become legally available therefor.

      Section 4.  Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the Holders shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's certificate of incorporation, as amended, or any certificate(s) of designation, and prior in preference to any distribution to Junior Securities, but on parity with any distribution to the holders of Parity Securities, an aggregate amount equal to the sum of (i) $4,860,000 and (ii) any due but unpaid dividends on the Series B Preferred Stock (the "Liquidation Preference"). For purposes hereof, the "Per Share Liquidation Preference" shall mean the Liquidation Preference divided by 399,752. If upon the occurrence


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of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders and the holders of Parity Securities shall be insufficient to permit the payment of the full preferential amounts due to the Holders and the holders of the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders and the holders of the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's certificate of incorporation, as amended, and any certificate(s) of designation relating thereto.

            (b) Upon the completion of the distribution required by Section 4(a), if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's certificate of incorporation, as amended, and any certificate(s) of designation relating thereto.

            (c) Each of (i) the sale, conveyance or disposition of all or substantially all of the assets or Common Stock of the Company; (ii) the voluntary or involuntary dissolution or winding up of the Company; and (iii) a merger or consolidation of the Company in which the Company's stockholders do not retain a majority of the voting power in the surviving entity, shall be treated as a liquidation, dissolution or winding up of the Company (each, a "Liquidation Event") within the meaning of Section 4(a). Notwithstanding anything to the contrary in Section 4(c)(iii), the consummation of the transactions contemplated under the Amended and Restated Agreement and Plan of Merger, dated as of February 21, 2002, by and among Zenascent, Inc., Zenascent Newco Inc., Cedric Kushner Boxing, Inc., Cedric Kushner Promotions, Ltd., Cedric Kushner and James DiLorenzo shall not be deemed a Liquidation Event.

            (d) Prior to the closing of a transaction that will result in a Liquidation Event, the Company shall send to the Holders at least twenty (20) days' prior written notice of the date when such Liquidation Event shall take place. Any Holder may elect to convert, pursuant to Section 6, his shares of Series B Preferred Stock prior to a Liquidation Event.

      Section 5. Redemption. The Holders shall not have any right, at any time or under any circumstances, to require the Company to redeem any of the Series B Preferred Stock.

      Section 6.  Conversion of Series B Preferred Stock.

            (a) Voluntary Conversion. Each Holder may, at any time at the sole option of the Holder, convert whole shares of Series B Preferred Stock into one hundred (100) fully-paid and non-assessable shares of Common Stock, subject to adjustment as provided in Section 6(d). The number of shares of Common Stock issuable upon conversion of one (1) share of Series B Preferred Stock is hereafter referred to as the "Conversion Rate".

            (b) Mechanics of Conversion. In order to convert Series B Preferred Stock into shares of Common Stock, the Holder shall (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and (ii) give written notice to the Company, at its principal office, of the election to convert the Series B Preferred Stock, and shall state in such notice the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to such Holder, or to the


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nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. The date of such surrender of the shares of Series B Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            (c) Automatic Conversion. In the event the Company amends its certificate of incorporation by the Amendment Date to authorize a sufficient number of shares of Common Stock into which all of the issued and outstanding shares of Series B Preferred Stock are convertible, then each then-outstanding share of Series B Preferred Stock shall, by virtue of such conditions and without any action on the part of the Holders, be deemed automatically converted into that number of shares of Common Stock into which the Series B Preferred Stock would then be converted at the then-effective Conversion Rate.

            (d)   Adjustments to Conversion Rate.

                  (i) Adjustment to the Conversion Rate due to Stock Splits, Stock Dividend or Other Similar Event. If, prior to the conversion of all of the outstanding shares of Series B Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Conversion Rate shall be proportionately increased, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Rate shall be proportionately reduced.

                  (ii) Adjustment Due to Consolidation, Merger, Exchange of Shares, Recapitalization, Reorganization or Other Similar Event. If, prior to the conversion of all of the outstanding shares of Series B Preferred Stock, there shall be a merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, or there is a sale of all or substantially all of the Company's assets that is not deemed to be a liquidation, dissolution or winding up pursuant to
Section 4(a), then the Holders thereafter shall have the right to receive upon conversion of the Series B Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series B Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series B Preferred Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise thereof. The Company shall not effect any transaction described in this Section 6(d)(ii) unless (a) it first gives twenty
(20) days prior written notice of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event (during which time the Holder shall be entitled to convert its shares of Series B Preferred Stock into Common Stock to the extent permitted hereby) and (b) the resulting successor or acquiring company (if not the Company) assumes by written instrument the obligation of the Company under this Certificate of Designation, including the obligations of this Section 6(d)(ii).


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            (e) Fractional Shares. If any adjustment under Section 6(d) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next higher whole number of shares.

            (f) Taxes, etc. The Company will pay any taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series B Preferred Stock.

            (g) Assurances. The Company will not, by amendment of its certificate of incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

      Section 7. Voting Rights. Except to the extent otherwise expressly provided by the General Corporation Law of the State of Delaware, the Series B Preferred Stock shall vote together with the Common Stock as a single class, and each share of Series B Preferred Stock shall entitle the Holder thereof to such number of votes as equals the number of shares of Common Stock into which each share of the Series B Preferred Stock is then convertible on all matters to be voted on by the stockholders of the Company.

      Section 8. Protective Provisions. Affirmative consent of the holders of not less than a majority of the outstanding shares of the Series B Preferred Stock shall be required to approve the following actions:

            (a) alter or change the rights, preferences, privileges, restrictions and conditions of the Series B Preferred Stock;

            (b) do any act or thing to reclassify any outstanding class or series of capital stock of the Company into a class or series of capital stock having preferences or priority as to dividends or assets senior to or on parity with the Series B Preferred Stock;

            (c) alter or amend the Company's certificate of incorporation;

            (d) merge or consolidate with one or more corporations in a transaction pursuant to which the stockholders of the Company hold less than a majority of the voting power of the surviving corporation;

            (e) sell all or substantially  all of the Company's assets;

            (f) voluntarily liquidate or dissolve the Company;

            (g) declare or pay a dividend on the Common Stock or Junior Securities (other than a dividend payable solely in shares of Common Stock);


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            (h) increase or decrease the size of the authorized number of shares of the Series B Preferred Stock; or

            (i) create any new class of securities having preferences senior to or on parity with the Series B Preferred Stock.

      Section 9.  Miscellaneous.

            (a) Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provisions of this Certificate of Designation without the prior written consent or affirmative vote of the holders of not less than a majority of the Series B Preferred Stock outstanding at the time such action is taken.

            (b) Notices. Except as otherwise expressly provided herein, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and will be deemed to have been given when so mailed or sent (i) to the Company, at its principal executive office, and (ii) to any Holder, at such Holder's address as it appears in the stock records of the Company (unless otherwise indicated by notice given to the Company by any such Holder).

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      IN WITNESS WHEREOF, Zenascent, Inc. has caused this Certificate of
Designation to be executed this 29th day of April, 2002.


                                    ZENASCENT, INC.


                                    By:/s/Steven Angel
                                       -----------------------------------------
                                       Name: Steven Angel
                                       Title: Secretary


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